Exhibit (a)(9)
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
HOMESTEAD FUNDS, INC.
     FIRST: The Board of Directors (“Board”) of Homestead Funds, Inc. (“Corporation”), a Maryland corporation organized on June 29, 1990, has changed the name of the series of the Corporation heretofore known as “Nasdaq-100 Index Tracking Stock Fund” to “Growth Fund.”
     SECOND: The renaming described herein was approved by a majority of the Board in accordance with Section 2-605 of the Corporations and Associations Article.
     THIRD: The Corporation is registered with the U.S. Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940.
     FOURTH: These Articles of Amendment shall be effective as of December 5, 2008.
     IN WITNESS WHEREOF, the undersigned Director and Chairman of the Board of Homestead Funds, Inc. hereby executes these Articles of Amendment on behalf of the Corporation, and hereby acknowledges these Articles of Amendment to be the act of the Corporation and further states under the penalties for perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material aspects.
Date: December 3, 2008

/s/ James F. Perna
James F. Perna
Director and Chairman of the Board

Attest: /s/ Kelly Bowers Whetstone
Kelly Bowers Whetstone
Secretary

Arlington, Virginia
Subscribed and sworn to before me this 3rd day of December, 2008.
/s/ Patricia A. Hammock
Patricia A. Hammock
Notary Public – Commonwealth of Virginia
My Commission expires March 31, 2011